SCHEDULE I

As of April 11, 2014

Columbia Funds Variable Insurance Trust I

Columbia Variable Portfolio - Marsico 21st Century Fund

Columbia Variable Portfolio - Marsico Focused Equities Fund

Columbia Variable Portfolio - Marsico Growth Fund

Columbia Variable Portfolio - Marsico International Opportunities Fund